Exhibit 10.1
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of this 17th day of November, 2006, by and between BlueLinx Corporation (the “Company”) and David J. Morris, an individual resident of the State of Georgia (“Consultant”).
WITNESSETH:
     WHEREAS, Consultant has been employed by the Company as Chief Financial Officer since May 7, 2004, and has during his service to the Company and its business (including when previously operated by Georgia-Pacific Corporation) developed substantial expertise in the building products distribution industry, and has provided valuable services to the Company and its predecessor in various management capacities for a number of years;
     WHEREAS, Consultant will resign from the employment of the Company effective on or about December 31, 2006; and
     WHEREAS, the Company wishes to retain the services of Consultant in the capacity of an independent consultant for the purposes more fully described below, and Consultant desires to provide services from time to time in said capacity as requested by the Company;
     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, Consultant and the Company agree as follows:
1.	Resignation from Active Employment. Consultant’s active employment by the Company will terminate upon his resignation, which will be effective on or about December 31, 2006, or thereafter if agreeable to the parties (“Resignation Date”).

2.	Payments by the Company Upon Resignation. Following Consultant’s resignation, the Company shall provide Consultant with a payment of all accrued, but unpaid, base salary and any accrued, but unpaid, portion of any bonus payments previously awarded to Consultant, if any, through the Resignation Date.

3.	Engagement as Consultant. The Company hereby engages Consultant to perform, and Consultant hereby agrees to perform, as an independent contractor to provide consulting services to the Company, including, but not limited to, providing advice on the financial systems and strategies of the Company as the Company shall request from time to time (collectively referred to as “Consulting Services”). The Consulting Services hereunder shall be performed at such locations and at such times as may be mutually convenient to the Company and Consultant. During this engagement, Consultant shall report to and act under the direction of the Company’s Chief Executive Officer. All other aspects of Consultant’s engagement by the Company shall be consistent with the Company’s policies applicable to independent contractors, if any, and in accordance with applicable governing laws. Consultant’s Consulting Services for the Company pursuant to this

Agreement shall commence on the effective date of his resignation, and shall continue for a period of two years (the “Consulting Term.”).

4.	Compensation for Consulting Services. In consideration for the Consulting Services provided for under this Agreement, and the other undertakings and agreement made by Consultant hereunder, the Company shall pay Consultant:
(a)	a consulting fee (the “Consulting Fee”), payable in installments as follows:
(i)	one installment in the amount of $173,940.00 shall be due and payable on the date that is six months after the Resignation Date; and

(ii)	each month thereafter, for a period eighteen months Consultant shall receive a payment in the amount of $28,990.00 per month.
(b)	continued health and dental benefits (the “Continued Benefits”) to Consultant and his family for the Consulting Term, such as those provided to Consultant prior to the Resignation Date, or if more favorable to Consultant, such benefits as in effect generally at any time during the Consulting Term with respect to other similarly situated executives of the Company and their families, at no additional cost to Consultant other than the cost of such benefits to Consultant as in effect to similarly situated executives. In the event Consultant accepts employment with another employer-provided plan or becomes eligible for Medicare, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan or Medicare, as applicable, during such applicable period of eligibility.
     The Company shall reimburse Consultant for expenses reasonably incurred by him in the performance of the Consulting Services, subject to the Company’s customary expense reimbursement policies as in effect from time to time.
     Consultant shall not receive any compensation, payments, or benefits from the Company in addition to that described in this Section 4, unless the Company in its sole discretion decides otherwise.
     In the event that the Consulting Services are terminated by either party for any reason, the Consultant (or his estate in the event of his death) shall continue to be entitled to the Consulting Fee and the Continued Benefits for the remainder of the Consulting Term.
5.	Independent Contractor Status. Consultant understands and agrees that he is being engaged by the Company as an independent contractor. Nothing in this Agreement shall transform Consultant into an employee, agent, or legal representative of the Company in any capacity whatsoever. The Consultant has no authority to bind or obligate the Company in any manner and shall not hold himself out to others as having any such authority. The Consultant shall be responsible for any and all of his acts or omissions. The Consultant agrees to indemnify and hold harmless the Company from all losses, liabilities, and costs incurred by the Company on account of any acts or omissions of the

Consultant. As an independent contractor, the Consultant understands and agrees that he will be responsible for obtaining his own workers’ compensation insurance. The Consultant acknowledges and understands that, due to the fact that the Consultant is an independent contractor, the Company will not withhold monies for taxes and will not provide any workers’ compensation coverage for injuries sustained while engaged by the Company.
6.	Confidential Information.
(a)	Consultant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its Affiliated Companies (as defined below), and their respective businesses, which (i) was or is obtained by Consultant during his employment with the Company or any of its Affiliated Companies or during the Consulting Term or (ii) was acquired by the Company or any of its Affiliated Companies from Georgia-Pacific Corporation, and which in each case shall not be or become public knowledge (other than by acts by the Consultant or representatives of the Consultant in violation of this Agreement) (“Confidential Information”). Consultant shall not during the term of this Agreement, or thereafter, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. For purposes of this Agreement, “Affiliated Companies” shall mean the Company’s subsidiaries and BHI so long as BHI owns a majority of the outstanding common stock of the Company.

(b)	All files, records, documents, drawings, specifications, data, computer programs, customer or vendor lists, specific customer or vendor information, marketing techniques, business strategies, contract terms, pricing terms, discounts and management compensation of the Company and its Affiliated Companies, whether prepared by Consultant or otherwise coming into the Consultant’s possession, shall remain the exclusive property of the Company and its Affiliated Companies, and Consultant shall not remove any such items from the premises of the Company and its Affiliated Companies, except in furtherance of the Consulting Services under this Agreement.

(c)	As requested by the Company and at the Company’s expense, from time to time and upon the end of the Consulting Term, Consultant will promptly deliver to the Company and its Affiliated Companies all copies and embodiments, in whatever form, of all Confidential Information in Consultant’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, Consultant will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

7.	Non-Solicitation or Hire. During the Consulting Term and for a period of eighteen months (18) months following the Consulting Term, Consultant shall not solicit or attempt to solicit (a) any party who is a customer of the Company or its Affiliated Companies, for the purpose of marketing, selling or providing to any such party any services or products offered by the Company or its Affiliated Companies to such customer other than general solicitations to the public and not directed specifically at a customer of the Company, (b) any party who is a vendor of the Company or its Affiliated Companies to sell similar products or (c) any employee of the Company or any of its Affiliated Companies to terminate such employee’s employment relationship with the Company and its Affiliated Companies in order, in either case, to enter into a similar relationship with Consultant, or any other person or any entity in competition with the Company or any of its Affiliated Companies (other than with respect to general employment solicitations to the public and not directed specifically at employees of the Company and its Affiliated Companies).

8.	Non-Competition. During the Consulting Term, Consultant shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or it Affiliated Companies, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any venture or enterprise whose primary business is the two step distribution of building materials, as defined and denoted in the Home Channel News annual Top 150 Distributor Scorecard. All organizations on this list are prohibited as are any who by the nature of their business and size, would ordinarily qualify them to be on this list, but have chosen to be excluded (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent Consultant from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded voting securities of any company engaged in the Business (so long as Consultant has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded Consultant in connection with any permissible equity ownership).

9.	Non-Disparagement. Consultant and Company shall not, directly or indirectly, publish, utter, broadcast, or otherwise communicate, directly or indirectly, any information, misinformation, comments, opinions, remarks, articles, letters, or any other form of communication, whether written or oral, regardless of its believed truth, to any person or entity (including, without limitation, current or former Company employees, Consultant’s potential and/or subsequent employers and coworkers, and the Company suppliers, vendors, and competitors) that are adverse to, reflect unfavorably upon, or tend to disparage the other party or any of the Company’s employees or the business, products, prospects, or financial condition of the Company, except as otherwise required by court order or subpoena issued by a court or governmental agency, or except as the Company, in its sole discretion, believes is appropriate disclosure as a public company.

10.	Remedies; Specific Performance. The parties acknowledge and agree that Consultant’s breach or threatened breach of any of the restrictions set forth in Sections 6 through 9 will result in irreparable and continuing damage to the Company and its Affiliated Companies for which there may be no adequate remedy at law and that the Company and its Affiliated Companies shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Consultant hereby consents to the grant of an injunction (temporary or otherwise) against Consultant or the entry of any other court order against Consultant prohibiting and enjoining him from violating, or directing him to comply with any provision of Sections . Consultant also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company and its Affiliated Companies against him for such breaches or threatened or attempted breaches. In addition, without limiting the remedies of the Company and its Affiliated Companies for any breach of any restriction on Consultant set forth in Sections 6 through 9, except as required by law, Consultant shall not be entitled to any payments set forth in Section 4 hereof if Consultant breaches the covenants applicable to Consultant contained in Sections 6 through 9 and the Company and its Affiliated Companies will have no obligation to pay any of the amounts that remain payable by the Company under Section 4.

11.	Future Cooperation. As a material inducement to the Company to enter into this Agreement, Consultant agrees to cooperate with the Company in any pending or future matters, including, but not limited to, any litigation, investigation, or other dispute in which Consultant, by virtue of his prior employment with the Company, has relevant knowledge or information.

12.	Release by Consultant. As a material inducement to the Company to enter into this Agreement, Consultant hereby agrees to execute a valid release in substantially the form attached hereto as Exhibit A upon the Resignation Date. This Agreement will terminate without any liability to the Company if Consultant does not sign the release on the Resignation Date or if Consultant later revokes the release.

13.	Additional Terms.
(a)	Successors and Assigns. This Agreement is personal to the Consultant and, without prior written consent of the Company, shall not be assignable by the Consultant. To the extent provisions contained herein relate to the Consultant’s legal representatives, this Agreement shall inure to the benefit of and be enforceable by such legal representatives. The covenants, terms, and provisions set forth herein shall inure to the benefit of and be enforceable by the Company, its successors, assigns, and successors in interest, including, without limitation, any corporation or entity with which the Company may be merged or by which it may be acquired.

(b)	Integrated Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, restrictions, warranties, or representations relating to said subject matter between the parties other than those set forth herein or herein provided for.
(c)	Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, post prepaid, addressed as follows:
If to the Consultant:
David J. Morris
315 Willow Glade Point
Alpharetta, Georgia 30022
If to the Company:
BlueLinx Corporation
4300 Wildwood Parkway
Atlanta, Georgia 30339
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(d)	Modification. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties to this Agreement.

(e)	Waiver. The waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant or any of the Company’s rights hereunder.

(f)	Entire Agreement. This Agreement, and the exhibits hereto, contain the entire agreement between the parties and supersedes any prior or contemporaneous agreements between the parties. It may not be changed orally, but only by an agreement in writing, duly signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

(g)	Severability. In the event any provision of this Agreement should be held unenforceable or invalid, such provision shall be modified or deleted in such a manner so as to make the Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable law.

(h)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of law.

     Executed in Atlanta, Georgia, this 17th day of November, 2006

/s/ Davis J. Morris
David J. Morris

     Executed in Atlanta, Georgia, this 17th day of November, 2006

By:	/s/ Barbara V. Tinsley
Barbara V. Tinsley
General Counsel & Secretary BlueLinx Corporation

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